  GUGGENHEIM FUNDS

RULE 10F-3 REPORT

(Refer to the Rule 10f-3 Procedures for definitions of the defined terms used herein.)

REPORTING PERIOD: Q1-2017

1.	Name of the purchasing Fund(s): Series X (StylePlus-Small Growth Series); Series Z (Alpha Opportunity Series)

2.	Name of Issuer: Kite Pharma Inc.

3.	Security Description (Ticker, Cusip/ISIN/Sedol, coupon, etc.): Ticker: KITE CUSIP: 49803L109

4.	Underwriter from whom purchased: Jefferies & Company, Inc.

5.	“Affiliated Underwriter” managing or participating in underwriting syndicate: Guggenheim Securities, LLC

6.	Aggregate principal amount of purchase by all investment companies and other discretionary accounts advised by the Adviser: $105,750.00

7.	Aggregate principal amount of offering: $356 million

7.	Purchase price (net of fees and expenses): $75.00

8.	Offering price at close of first day on which any sales were made: $75.10

9.	Date of Purchase: March 2, 2017

10.	Date offering commenced: March 2, 2017

11.	Commission, spread or profit: Approximately 2.5%	Yes	No
12.

Does the deal being considered for conditions of the Rule 10f-3 involve a fee or any compensation received or to be received by Guggenheim Corporate Funding (“GCF”) or any other affiliated Guggenheim entity, other than Guggenheim Securities?

If Yes, please note, the contemplated transaction cannot be allocated to the ’40 Act Funds.

		[ ]	[X]

13.	Have the following conditions been satisfied?	Yes	No
Note: To proceed with the transaction, all of the following conditions must be satisfied (as applicable).
a.	The securities are:

	part of an issue registered under the Securities Act of 1933 which is being offered to the public;	[X]	[ ]

	Eligible Municipal Securities;	[ ]	[ ]

	sold in an Eligible Foreign Offering; OR	[ ]	[ ]

	sold in an Eligible Rule 144A Offering?	[ ]	[ ]

b.	(1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); OR	[X]	[ ]

		Yes	No

	(2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates? N/A	[ ]	[ ]

c.	The underwriting was a firm commitment underwriting?	[X]	[ ]

d.	The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period?	[X]	[ ]

e.	The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than three years?	[X]	[ ]

f.	(1) The amount of securities other than those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies and other discretionary accounts advised by the Adviser did not exceed 25% of the principal amount of the offering; OR	[X]	[ ]

(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies and other discretionary accounts advised by the Adviser did not exceed 25% of the total of: N/A

(i) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus

	(ii) The principal amount of the offering of such class in any concurrent public offering?	[ ]	[ ]

g.	(1) No affiliated underwriter of the Purchasing Portfolio (or, in the case of a Multi-Adviser Portfolio, a Sleeve thereof) was a direct or indirect participant in or beneficiary of the sale; OR	[X]	[ ]

	(2) With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter? N/A	[ ]	[ ]

h.	Information has or will be timely supplied to the appropriate officers of the Trust for inclusion on SEC Form N-SAR and quarterly reports to the Trustees?	[X]	[ ]

Based on the foregoing information, the undersigned hereby certifies that the transaction was effected in accordance with the Rule 10f-3 Procedures or otherwise in compliance with the requirements of the Investment Company Act of 1940 and the rules thereunder.

Name:	/s/ Guggenheim Partners, LLC

Date:	March 2, 2017